     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1999



                                                      REGISTRATION NO. 333-80915

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              HEADHUNTER.NET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            GEORGIA                            7370                          58-2403177
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
       OF INCORPORATION)           CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                            ------------------------
                           ROBERT M. MONTGOMERY, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              HEADHUNTER.NET, INC.
                       6410 ATLANTIC BOULEVARD, SUITE 160
                            NORCROSS, GEORGIA 30071
                           TELEPHONE: (770) 300-9272
                           FACSIMILE: (770) 300-9298
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
 AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              JOEL J. HUGHEY, ESQ.                             GLENN W. STURM, ESQ.
             ADAM V. BATTANI, ESQ.                             JON H. KLAPPER, ESQ.
             SCOTT L. O'MELIA, ESQ.                           JONATHAN R. COE, ESQ.
               ALSTON & BIRD LLP                    NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
              ONE ATLANTIC CENTER                               FIRST UNION PLAZA
           1201 WEST PEACHTREE STREET                 999 PEACHTREE STREET, N.E., SUITE 1400
          ATLANTA, GEORGIA 30309-3424                         ATLANTA, GEORGIA 30309
           TELEPHONE: (404) 881-7000                        TELEPHONE: (404) 817-6000
           FACSIMILE: (404) 881-7777                        FACSIMILE: (404) 817-6050

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                   ------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                              ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This Amendment No. 1 to Form S-1 Registration Statement is being filed for the sole purpose of filing additional exhibits.


                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in the registration statement. All amounts are estimates except the SEC registration fee, the NASD fees and the Nasdaq listing fees:

SEC registration fee........................................  $12,788
NASD fees...................................................    5,100
Nasdaq listing fees.........................................        *
Blue sky fees and expenses..................................        *
Printing and engraving expenses.............................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Transfer agent fees.........................................        *
Miscellaneous expenses......................................        *
                                                              -------
          Total.............................................  $     *
                                                              =======

---------------
* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our articles of incorporation eliminate the personal liability of our directors to HeadHunter.NET or our shareholders for monetary damage for any breach of duty as a director, provided that we cannot eliminate or limit the liability of a director for:

     - a breach of duty involving appropriation of a business opportunity of HeadHunter.NET;

     - an act or omission which involves intentional misconduct or a knowing violation of law;

     - any transaction from which the director receives an improper personal benefit; or

     - unlawful corporate distributions.

     In addition, if at any time the Georgia Business Corporation Code is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each of our directors shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless otherwise required.

     Our bylaws require us to indemnify any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in our right) because such person is or was one of our directors or officers, against liability incurred by the director of officer in such proceeding except for any liability incurred in a proceeding in which the director or officer is adjudged liable to us or is subjected to injunctive relief in our favor for:

     - any appropriation, in violation of such director's or officer's duties, of any business opportunity of HeadHunter.NET;

     - acts or omissions which involve intentional misconduct or a knowing violation of law;

     - unlawful corporate distributions; or

     - any transaction from which such officer or director received an improper personal benefit.


     Our board of directors also has the authority to extend to employees and agents the same indemnification rights held by directors. Indemnified persons would also be entitled to have us advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid. Insofar as indemnification for liability arising under the Securities Act may be permitted to our officers and directors pursuant to these provisions, the SEC has informed us that in its opinion such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



     We have entered into separate indemnity agreements with each of our directors and certain of our executive officers, whereby we agree to indemnify them and to advance them expenses in a manner and subject to terms and conditions similar to those set forth in our articles of incorporation and bylaws.



     We maintain a standard form of officers' and directors' liability insurance policy which provides coverage to our officers and directors for certain liabilities, including certain liabilities which may arise out of this registration statement.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


     Within the past three years, we have not sold any securities which were not registered under the Securities Act except for:



     - the issuance of             shares of common stock and 50,000 shares of
Class A preferred stock to Warren L. Bare and 2,750,000 shares of Class A preferred stock to ITC Holding Company, Inc., pursuant to a Contribution Agreement dated July 15, 1998;



     - the issuance to ITC Service Company of a warrant to purchase shares of common stock in July 1998 in connection with a prior credit facility with ITC Service Company;



     - the grant by HeadHunters, L.L.C. to certain of our employees, officers and directors of options to purchase common units under the HeadHunters, L.L.C. Employee Common Unit Option Plan, that HeadHunter.NET assumed and converted into options to purchase an equal number of shares of common stock in July 1998;



     - our granting to certain of our employees, officers and directors of options to purchase shares of common stock under individual stock option agreements and the HeadHunter.NET, Inc. 1998 Long Term Incentive Plan since July 1998;



     - the issuance of 2,333,333 shares of Class A preferred stock to ITC Holding Company, Inc. in January 1999 in connection with the conversion of approximately $3.5 million of debt, at a conversion rate of $1.50 per share, that was outstanding under our prior credit facility with ITC Service Company;



     - the sale to certain of our executive officers and directors of a total of 271,167 shares of Class A preferred stock at a per share price of $1.50 in January 1999;



     - the sale to certain of our executive officers and directors of a total of 140,000 shares of common stock at a per share price of $2.00 in May 1999.



     Each issuance of securities described above was made in reliance on one or more of the exemptions from registration under the Securities Act provided by Sections 3(a)(9), 4(2) and 4(6) and Regulation D and Rule 701 thereunder. The recipients of the securities in the above transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. The recipients of these securities had adequate access, through their relationship with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS


EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
 1.1   --   Form of Underwriting Agreement*
 3.1   --   Articles of Incorporation, as amended*
 3.2   --   Bylaws**
 4.1   --   Specimen common stock certificate*
 4.2   --   Article II of the Articles of Incorporation, as amended
            (filed as part of Exhibit 3.1)*
 5.1   --   Opinion of Alston & Bird LLP*
10.1   --   HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan, as
            amended**
10.2   --   HeadHunters, L.L.C. Employee Common Unit Option Plan dated
            January 14, 1998**
10.3   --   Loan and Security Agreement dated January 28, 1999 between
            ITC Service Company and HeadHunter.NET**
10.4   --   Form of Indemnity Agreement between directors/executive
            officers and HeadHunter.NET**
10.5   --   Contribution Agreement dated July 15, 1998 among ITC Holding
            Company, Inc., Warren L. Bare and HeadHunter.NET**
10.6   --   WorkLife's Internet Content Partners Agreement between
            WorkLife Solutions, Inc. and HeadHunter.NET**
10.7   --   Letter Agreement dated September 11, 1998 between James R.
            Canfield and HeadHunter.NET**
10.8   --   Letter Agreement dated May 18, 1998 between Judith G.
            Hackett and HeadHunter.NET**
10.9   --   Letter Agreement dated May 13, 1999 between Mark W. Partin and HeadHunter.NET**
10.10  --   Amended and Restated Stock Purchase Warrant between ITC
            Service Company and HeadHunter.NET**
10.11  --   Investment Agreement dated October 30, 1997 among ITC
            Holding Company, Inc., Software Technology Corporation and
            Warren L. Bare**
10.12  --   Form of Non-Employee Director Non-Qualified Stock Option
            Agreement**
10.13  --   Lycos, Inc. Advertising Contract, as amended, between Lycos,
            Inc. and HeadHunters,NET+
10.14  --   Lease Agreement between AMB Property, L.P. and HeadHunters,
            L.L.C. dated September 1, 1998, as amended by the First
            Lease Extension and Modification Agreement dated January 27,
            1999, as further amended by the Second Lease Extension and
            Modification Agreement dated March 22, 1999.**
10.15  --   Sublease Agreement between InterCall, Inc. and
            HeadHunter.NET dated June 1, 1999*
10.16  --   Severance letter between HeadHunter.NET and Warren Bare
            dated February 24, 1999**
10.17  --   Severance letter between HeadHunter.NET and Kenneth E.
            Dopher dated April 15, 1999**
10.18  --   Form of Subscription Agreement between directors/executive officers and HeadHunter.NET**
10.19  --   Form of Loan and Security Agreement between executive
            officers and HeadHunter.NET**
10.20  --   DoubleClick Insertion Order Properties dated February 25,
            1999+
21.1   --   Subsidiaries of the Company**
23.1   --   Consent of Arthur Andersen LLP
23.2   --   Consent of Alston & Bird LLP (filed as part of Exhibit 5.1)*
24.1   --   Power of Attorney**

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
24.2   --   Power of Attorney -- Burton B. Goldstein, Jr.**
27.1   --   Financial Data Schedule (for SEC use only)**


---------------
*  To be filed by amendment

** Previously filed


+ Confidential treatment has been requested for certain portions which have been blanked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.


(B) FINANCIAL SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     HeadHunter.NET hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of HeadHunter.NET pursuant to the foregoing provisions, or otherwise, HeadHunter.NET has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by HeadHunter.NET of expenses incurred or paid by a director, officer or controlling person of HeadHunter.NET in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, HeadHunter.NET will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     HeadHunter.NET hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by HeadHunter.NET pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON JUNE 30, 1999.


                                          HEADHUNTER.NET, INC.

                                          By: /s/ Robert M. Montgomery, Jr.
                                            ------------------------------------
                                              Robert M. Montgomery, Jr.
                                              Chief Executive Officer and
                                              President


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES LISTED AND ON THE DATES INDICATED.



                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----

           /s/ Robert M. Montgomery, Jr.             Chief Executive Officer, President   June 30, 1999
---------------------------------------------------    and Director (Principal Executive
             Robert M. Montgomery, Jr.                 Officer)

                /s/ Mark W. Partin                   Chief Financial Officer (Principal   June 30, 1999
---------------------------------------------------    Financial and Accounting Officer)
                  Mark W. Partin

             */s/ William H. Scott III               Chairman of the Board and Director   June 30, 1999
---------------------------------------------------
               William H. Scott, III

                */s/ Warren L. Bare                  Vice Chairman of the Board and       June 30, 1999
---------------------------------------------------    Director
                  Warren L. Bare

           */s/ Burton B. Goldstein, Jr.             Director                             June 30, 1999
---------------------------------------------------
             Burton B. Goldstein, Jr.

               * /s/ Donald W. Weber                 Director                             June 30, 1999
---------------------------------------------------
                  Donald W. Weber

               * /s/ J. Douglas Cox                  Director                             June 30, 1999
---------------------------------------------------
                  J. Douglas Cox

             * /s/ Michael G. Misikoff               Director                             June 30, 1999
---------------------------------------------------
                Michael G. Misikoff

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----
            * /s/ Kimberley E. Thompson              Director                             June 30, 1999
---------------------------------------------------
               Kimberley E. Thompson

              *By: /s/ Mark W. Partin
  ----------------------------------------------
                  Mark W. Partin
                 Attorney-in-Fact

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULE

To HeadHunter.NET, Inc. and Subsidiaries:

     We have audited in accordance with generally accepted auditing standards, the financial statements of HEADHUNTER.NET, INC. AND SUBSIDIARIES (Successor Company) and HNET, INC. (Predecessor Company) as of December 31, 1997 and 1998 and for the year ended December 31, 1996, the ten months ended October 31, 1997, the two months ended December 31, 1997, and the year ended December 31, 1998, and have issued our report thereon dated February 5, 1999. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed under Schedule II herein as it relates to HeadHunter.Net, Inc. (Successor Company) and HNET, Inc. (Predecessor Company) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP

Atlanta, Georgia
February 5, 1999

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

             SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS FOR THE
               YEAR ENDED DECEMBER 31, 1996, THE TEN MONTHS ENDED
            OCTOBER 31, 1997, THE TWO MONTHS ENDED DECEMBER 31, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1998

                                                         CHARGED TO
                                                       BEGINNING COSTS               ENDING
                     DESCRIPTION                        AND BALANCES     EXPENSE   WRITE-OFFS   BALANCE
                     -----------                       ---------------   -------   ----------   -------
1996 allowance for doubtful accounts.................      $    --       $    --    $    --     $    --
October 1997 allowance for doubtful accounts.........      $    --       $    --    $    --     $    --
December 1997 allowance for doubtful accounts........      $    --       $    --    $    --     $    --
1998 allowance for doubtful accounts.................      $    --       $37,346    $    --     $37,346

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
 1.1   --   Form of Underwriting Agreement*
 3.1   --   Articles of Incorporation, as amended*
 3.2   --   Bylaws**
 4.1   --   Specimen common stock certificate*
 4.2   --   Article II of the Articles of Incorporation, as amended
            (filed as part of Exhibit 3.1)*
 5.1   --   Opinion of Alston & Bird LLP*
10.1   --   HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan, as
            amended**
10.2   --   HeadHunters, L.L.C. Employee Common Unit Option Plan dated
            January 14, 1998**
10.3   --   Loan and Security Agreement dated January 28, 1999 between
            ITC Service Company and HeadHunter.NET**
10.4   --   Form of Indemnity Agreement between directors/executive
            officers and HeadHunter.NET**
10.5   --   Contribution Agreement dated July 15, 1998 among ITC Holding
            Company, Inc., Warren L. Bare and HeadHunter.NET**
10.6   --   WorkLife's Internet Content Partners Agreement between
            WorkLife Solutions, Inc. and HeadHunter.NET**
10.7   --   Letter Agreement dated September 11, 1998 between James R.
            Canfield and HeadHunter.NET**
10.8   --   Letter Agreement dated May 18, 1998 between Judith G.
            Hackett and HeadHunter.NET**
10.9   --   Letter Agreement dated May 13, 1999 between Mark W. Partin and HeadHunter.NET**
10.10  --   Amended and Restated Stock Purchase Warrant between ITC
            Service Company and HeadHunter.NET**
10.11  --   Investment Agreement dated October 30, 1997 among ITC
            Holding Company, Inc., Software Technology Corporation and
            Warren L. Bare**
10.12  --   Form of Non-Employee Director Non-Qualified Stock Option
            Agreement**
10.13  --   Lycos, Inc. Advertising Contract, as amended, between Lycos,
            Inc. and HeadHunters,NET+
10.14  --   Lease Agreement between AMB Property, L.P. and HeadHunters,
            L.L.C. dated September 1, 1998, as amended by the First
            Lease Extension and Modification Agreement dated January 27,
            1999, as further amended by the Second Lease Extension and
            Modification Agreement dated March 22, 1999.**
10.15  --   Sublease Agreement between InterCall, Inc. and
            HeadHunter.NET dated June 1, 1999*
10.16  --   Severance letter between HeadHunter.NET and Warren Bare
            dated February 24, 1999**
10.17  --   Severance letter between HeadHunter.NET and Kenneth E.
            Dopher dated April 15, 1999**
10.18  --   Form of Subscription Agreement between directors/executive officers and HeadHunter.NET**
10.19  --   Form of Loan and Security Agreement between executive
            officers and HeadHunter.NET**

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
10.20  --   DoubleClick Insertion Order Properties dated February 25,
            1999+
21.1   --   Subsidiaries of the Company**
23.1   --   Consent of Arthur Andersen LLP
23.2   --   Consent of Alston & Bird LLP (filed as part of Exhibit 5.1)*
24.1   --   Power of Attorney**
24.2   --   Power of Attorney -- Burton B. Goldstein, Jr.**
27.1   --   Financial Data Schedule (for SEC use only)**


---------------
 * To be filed by amendment

** Previously filed


 + Confidential treatment has been requested for certain portions which have been blanked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.